Exhibit 99.1
Filed by: ThermoGenesis Corp.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: ThermoGenesis Corp.
Commission File No.: 333-192210

TotipotentRX and ThermoGenesis Achieve Bone Marrow
Stem Cell Transplant Milestone

Twentieth Patient Transplanted at the Fortis Memorial Research Institute (“FMRI”)

RANCHO CORDOVA, LOS ANGELES and NEW DELHI, February 3, 2014 ThermoGenesis Corp. (Nasdaq: KOOL) a cellular therapy medical device company and TotipotentRX Corporation, a clinical-stage regenerative medicine company developing novel therapies for cardiovascular and orthopedic disease announced the TotiPotentRX cellular therapy clinical team in partnership with Fortis Healthcare, Gurgaon (New Delhi) has achieved its 20th pediatric bone marrow transplant (BMT). This haploidentical BMT was performed from a mother as a donor for a 10 year old child suffering from combined immunodeficiency due to a DOCK-8 gene mutation. The Fortis Centre has so far performed 15 allogenetic BMT including five haploidentical and one double unrelated cord blood transplants, and 5 autologous transplants. This transplant was completed on February 1, 2014 at the Pediatric Hematology and Bone Marrow Transplant department led by Dr. Satya Yadav, M.D., Head of the Department for Pediatric Hematology and Bone Marrow Transplant, and with scientific and laboratory support by the TotipotentRX’s cell therapy GMP laboratory facility.  This 20th transplant is a significant milestone in the pursuit of developing the new FMRI BMT program into one of the leading stem cell transplant centers in Asia.

TotipotentRX provides laboratory services and scientific support to Fortis’ cutting edge program at FMRI, some of which employs a proprietary approach to the transplant using the ThermoGenesis AutoXpress AXP® and MarrowXpress MXP® platforms when the processing of the donor’s mobilized peripheral blood or bone marrow is required.  These technologies allow for a proprietary transplant approach that increases pediatric patient access to this life saving treatment by enabling the following types of transplants that might otherwise not be an option for the patient:

•	ABO Major Mismatched Transplants: The AXP/MXP systems effectively remove the undesired red blood cells without compromising the quantity and viability of targeted transplant cells (the “stem cells”).
•	MUD Program: Volume debulking of red blood cells and plasma of matched unrelated donor cells.
•	Haploidentical Program: Volume debulking of the red blood cells and plasma of a haploidentical donor’s cells for improved efficiency of T cell depletion.
•	Cord Blood Transplant Program: Cord blood processing and storage for the cutting edge double cord blood transplant.

Dr. Yadav remarked, “this 20th transplant is a significant milestone for our patients, our research hospital and our transplant team.  Achieving 15 allogeneic and 5 autologous transplants in the first half year of our program is remarkable for any leading academic institution.  Our goal is to have the most advanced pediatric bone marrow transplant program in India, whilst taking a global leadership role in advanced therapy like the haploidentical transplant approach.  We look forward to continuing our cutting edge program with TotipotentRX as a scientific collaborator.”

“This transplant completed on February 1st, propels the FMRI – TotipotentRX program into the leading center in India for performing Haploidentical transplants, which are the newest advancement in blood-based cancer and genetic disorder treatments,” said Ken Harris, Chief Executive Officer of TotiPotentRX. “It is estimated that more than 6,000 BMT procedures per annum in India alone may be enabled with Haploidentical donors, and TotipotentRX is working with Fortis to develop proprietary processes with low mortality and co-morbidity rates.  Similar processes are also being developed at leading academic hospital centers in the U.S. and Europe, and we are excited by the global market potential of our proprietary program and devices.”

Dr. Venkatesh Ponemone, Director of Laboratory and Clinical Research at TotipotentRX’s Indian subsidiary, commented that TotipotentRX’s success with Fortis is gaining additional recognition as more hospital chains are contracting their bone marrow laboratory processing with the Fortis-TotipotentRX Centre for Cellular Medicine.  The latest services agreement to provide BMT services was signed by TotipotentRX on January 9, 2014 with Artemis Hospitals (Gurgaon).

TotipotentRX Corporation, a U.S. private based cellular therapy research and therapeutics organization (www.totipotentrx.com) develops rapid bedside autologous cellular therapies for cardiovascular and orthopedic indications.  They operate world-class clinical research and cellular therapy GMP infrastructure with their clinical partner Fortis Healthcare.

ThermoGenesis Corp., (Nasdaq:  KOOL) (www.thermogenesis.com) is a U.S. based leader in developing and manufacturing automated blood processing systems and disposable products that enable the separation, preservation and delivery of cell and tissue therapy products.

In July 2013, TotipotentRX and ThermoGenesis Corp. announced they entered into a merger agreement which will operate under the name Cesca Therapeutics. The merger is subject to TotipotentRX and ThermoGenesis stockholder approval, among other conditions.

Forward-Looking Statement
This press release contains forward-looking statements. Such forward-looking statements include but are not limited to the bone marrow stem cell transplant and the proposed merger will be consummated and that the resulting company will be able to become a fully integrated regenerate medicine company, to provide practical, commercializable cell therapies, to rapidly and cost-efficiently develop new clinical trial, to be positioned to commercialize in both developed and emerging markets and to create higher shareholder value.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including the timing of proposed merger, the efficiency of integrating two companies, timing of FDA and foreign regulatory approvals as to products, changes in customer forecasts, our ability to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2014, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2014.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our proxy statement/prospectus/consent solicitation and other reports we file with the SEC from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Non-Solicitation
This press release and the information contained herein shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information
In connection with the merger, ThermoGenesis has filed a registration statement (including a prospectus) on Form S-4 (File No. 333-19210) with the Securities and Exchange Commission.  Holders of ThermoGenesis Common Stock and TotipotentRX Corporation common stock are urged to read the proxy statement/prospectus/consent solicitation and any other relevant documents because it contains important information about ThermoGenesis, TotipotentRX and the merger.  A proxy statement has been sent to holders of our Common Stock and a proxy statement/prospectus/consent solicitation has been sent to holders of TotipotentRX Corporation common stock.  The proxy statement/prospectus/ consent solicitation and other documents relating to the proposed merger can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents can also be obtained free of charge from ThermoGenesis upon written request to ThermoGenesis, Investor Relations, 2711 Citrus Road Rancho Cordova, CA 95742.  ThermoGenesis and its directors and executive officers may be deemed to be participants in ThermoGenesis’ solicitation of proxies from its shareholders in connection with the proposed merger.  Information regarding the participants and their security holdings can be found in ThermoGenesis’ proxy statement/prospectus/consent solicitation and Form 10-K for the year ended June 30, 2013, as amended, which are available from the SEC.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com